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                                                                    EXHIBIT 99.1

      TRANSCRIPT OF THE PARTNERSHIP'S CONFERENCE CALL REVIEWING FINANCIAL
                       RESULTS FOR THE THIRD QUARTER 2004

Operator: Good evening, ladies and gentlemen, and welcome to the Martin Midstream Partners third quarter 2004 earnings conference call. At this time all participants are in a listen-only mode and a brief question and answer session will following the formal presentation. If anyone should require operator assistance during the conference, please press "star" "0" on your telephone keypad. As a reminder, this conference is being recorded. I would now like to turn the conference to your host Mr. Ruben Martin, Chief Executive Officer of Martin Midstream Partners.

Ruben Martin, Chief Executive Officer: OK, thank you, Megan. Today I want to thank everybody for calling in this afternoon, and in the Houston office I have Scott Martin who will be available for questions afterwards, and in the Kilgore office we have myself, Wes Skelton and Bob Bondurant, our chief financial officer, who will be going through the numbers here with you in a few minutes.

Before that I would like to say that certain statements made during this conference call may be forward-looking statements including but not limited to statements relating to the following future matters; financial forecasts, future performances, our ability to make distributions to unitholders as well as any other statements that are not historical facts. The words anticipate, estimate, expect, and may project, and similar expressions are intended to be among the statements that identify forward-looking statements. Actual results could differ materially from those projected in forward-looking statements made during this call. Additional information concerning these factors that could cause actual results to differ is contained in our annual report and our quarterly reports filed from time to time with the SEC. We report our financial results in accordance with generally accepted accounting principles and from time to time we use certain non-GAAP financial measures within the meanings of the SEC Regulation G, such as distributable cash flow. Because management believes that this measure might provide users of this financial information with meaningful comparisons between current results and prior reported results and a meaningful measure of our cash flow after we have satisfied the capital and related requirements of our operations. Distributable cash flow is not a measure of financial performance or liquidity under GAAP or a substitute for comparable metrics provided in accordance with GAAP and should not be considered in isolation as an indicator of our performance. We also included in our third quarter press release in our 8-K filed with the SEC yesterday, reconciliation of distributable cash flow to the most direct comparable GAAP financial measure. Both the earnings press release and the form 8-K are available on our web site, which is www.martinmidstream.com.

So with that I would like to turn it over to our chief financial officer, Bob Bondurant.

Robert D. Bondurant, Executive Vice-President and Chief Financial Officer: Thank you, Ruben. Now, I'd like to discuss our third quarter results. As noted in our press release we had net income of $1.9 million or $0.22 per unit. This was below our expectations for the quarter as


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we were impacted by the hurricanes Charlie, Frances, Jean, and Ivan, a total of four during the period. We believe that these hurricane events negatively impacted earnings by $0.11 per unit. Our marine transportation segment was negatively impacted by $0.04 per unit as our equipment had to sit idle out of harm's way for several days during the hurricane events, as well as repositioning in the preparation of those same hurricanes. Also our equity in earnings from CF Martin was impacted by $0.07 per unit as CF Martin's marine transportation system was able to move approximately 75% of its normal volume of sulfur across the Gulf during the third quarter. Obviously this was because of the hurricanes and how we had to reposition our assets during those same events.

Our distributable cash flow, which is a non-GAAP measure, we believe provides users with a meaningful measure of cash flow, was $4.0 million for the third quarter of '04. For nine months our distributable cash flow was $12.5 million which is slightly below our distribution rate of $13.6 million. Our maintenance CAPEX for the quarter were $1.5 million primarily in the marine transportation segment. We have experienced higher costs than originally anticipated this year due to higher steel and shipyard labor costs.

I would like to make the point that I made in our last call that 2004 is a large year in terms of required major repair projects in the marine business. In addition to maintenance capital expenditures, on September 17th, we acquired a marine full service terminal near Freeport, Texas. We paid $2.5 million for this facility and it will complement our existing geographic footprint in the western Gulf of Mexico service area.

I would also like to highlight our new $100.0 million credit facility which we closed last Friday, October 29th. This facility has a $30.0 million working capital subfacility and a $70.0 million subfacility for acquisitions in capital expenditures. At closing we have approximately $13.5 million in borrowing capacity in our working capital line. We believe this provides us plenty of excess working capital capacity to operate in this high commodity price environment. Also at closing we had $15.0 million available for growth. We have approval from the bank group subject to lender participation to expand this facility to $150.0 million, giving us a total of $65 million available on our acquisition line, which would allow us to continue our disciplined growth strategy. We were also able to extend the maturity of our facility to October of 2008.

Next I'd like to go over the performance of our business segments. For the third quarter operating income in our terminal segment grew 81%, to $1.8 million compared to the third quarter of '03. This increase was a result of both the Tesoro and Neches acquisitions. When comparing this quarter to the second quarter of '04, operating income grew 36% or $472,000. This was primarily the result of the Neches acquisition and also an increase in the number of rigs operating out of our marine shore bases.

For the third quarter operating income in marine transportation segment fell 18% to $1.1 million when compared to the same quarter in '03. When comparing this quarter to the second quarter of '04, operating income fell 40% or $710,000. The four hurricanes had a significant impact on our operation in the third quarter, as our equipment had to either reposition or wait out the various storms. We believe this has cost the Partnership at least $0.04 per unit during the quarter.



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In the LPG business for the third quarter, operating income grew 317% to $1.2 million when compared to the same quarter in '03. Our sales volume was up 32%, mainly as a result of increased demand from industrial customers. Comparing this quarter to the second quarter of '04 operating income grew 520% or $968,000. This was as a result of continued increased demand from the same industrial customers and also due to an increased propane demand. Propane sales typically carry a higher margin and as a result, our overall margin per gallon almost doubled to $0.034 cents when comparing third quarter of '04 to the second quarter of '04.

In the fertilizer business for the third quarter, operating income fell $59,000 compared to the same quarter in '03. The biggest contribution to this decline was a 7% decline in volume. Comparing this quarter to the same quarter of '04, our operating income fell $409,000. This decline was similar to the previous year and is a result of the seasonality of the business as the third quarter is the weakest period in the fertilizer business. I would like to point out that we will experience a much improved fourth quarter when compared to the third quarter, as we are scheduled to make sales of our premium priced, higher margin product during this period.

Finally, we experienced a very disappointing third quarter in the results of CF Martin Sulphur. Our equity in earnings from this investment was a negative $359,000 in the third quarter, compared to $580,000 in the third quarter of '03. Comparing this quarter to the second quarter of '04, our earnings from CF Martin fell $721,000. The obvious reason for this decline was the four hurricanes that impacted Florida and the Gulf of Mexico in the third quarter. We were able to transport only 160,000 tons of sulfur to Tampa in the third quarter, compared to an average quarterly transportation rate of 215,000 tons. Since CF Martin has a heavy fixed cost transportation system, we believe the impact of this reduced volume cost MMLP approximately $0.07 in earnings. We are confident that the volume moved to Tampa in CF Martin's barge transportation system in the fourth quarter will be back to normal and our earnings from this investment will also return to normal.

That concludes my formal comments. I would now like to open the floor for questions. Megan, it's yours.

Operator: Thank you, sir. Ladies and gentlemen, at this time we will be conducting a question and answer session. If you have a question please press "star" "1" on your telephone keypad. Please keep in mind if you're using speaker equipment you may have to pick up your handset before pressing the star keys.

Our first question is coming from Kevin Gallagher of RBC Capital Markets.

Gallagher: Can you explain how you've been able to improve market share in the LPG business and boost margins in this price environment, and what does Q-4 look like so far.

R. Martin: Yeah, we picked up a new supply source that was a production point down in south Alabama, we managed to contract for that product, and so that has upped our propane sales. Basically when you have a supply source that's generating the propane, it is moved into



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that local market. So it's new business that we've managed to pick up, and it has expanded our propane business by that amount.

Gallagher: Okay. How are your Sarbanes-Oxley costs tracking. Any surprises or updates there and what sort of range do you see for SG&A in the fourth quarter.

Bondurant: Well, approximately the impact was $300,000 for this quarter. We anticipate that would probably carry over into the fourth quarter, although it might be down slightly from that in the fourth quarter. So I would believe that our SG&A run rates for the next quarter will be approximately the same as it was in the third quarter.

Gallagher: Can you quantify the Q-4 impacts from any lingering hurricane issues. You know, how much of a revenue pickup you would see in the marine transportation business and I think you said CF Martin would be back.

R. Martin: I do believe that that, and I guess, Scott we believe our marine transportation should be back to normal in our fourth quarter. In the marine transportation, you do have wintertime and you start getting into a little bit more difficult environment due to weather, but nothing as severe as the hurricanes.

Gallagher: Okay. Were there any surprises with the Neches terminalling assets? It looked like harbor income came in a little bit light. How did Q-3 look versus your expectations.

R. Martin: It's moving along right at our expectations now. We had some temporary expenses on repairs and maintenance that was up substantially in the third quarter from what our target was, and so the extra repairs and maintenance. Then we had some salaries and wages that we are ratcheting down and, because we had some people on consulting basis during the transition period. So some of those salaries and wages will be coming down too. So other than that, I believe that it is real close to our target other than those two items, which were non-reccurring and will roll out by the end of the fourth quarter.

Bondurant: The total impact was just short of a couple hundred thousand dollars in increased operating expenses.

Gallagher: Couple hundred thousand, okay. Lastly can you elaborate, you mentioned in your Q you had competitive pressures in the fertilizer business. What's the outlook on that?

R. Martin: Yeah. A lot of it had to did with ammonia pricing and that allowed urea and some other different products, high nitrogen content fertilizer, to take a little bit of our market share. And so again, it's something that as things get back into the market, they should normalize out, and we had, like I said, our high price, high margin-type product was pushed all the way from the third to the fourth quarter.

Gallagher: Okay.  Thank you.

Operator:  Our next question will be coming from Richard Fry of Delphi
Management.



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Fry: Forgive me if I didn't catch this early. I remember you had some issue with the asphalt last quarter, I'm wondering if that's behind you completely.

Bondurant: The asphalt tank that we described in the previous quarter is -- we have one tank that it still has not been leased out.

Fry: Okay.

Bondurant: We're looking at some possibilities but nothing's come across the table yet.

Fry: Are you looking to lease that to some sort of non-asphalt-type entity.

Bondurant: Yes. That's the strategy we're looking at.

Fry: All right. The high -- the high crude prices are keeping the asphalt market down, people are trying to attract more gasoline, et cetera.

R. Martin: Scott, would you answer that?

S. Martin: Yes. There's less of a wholesale asphalt market. Demand has been off and the pure asphalt refiners are not running this high price crude. They're just shutting down.

Fry: And I guess it's sorted related to this. Going forward you are you guys going to generate enough distributable cash flow for cover the dividend.

Bondurant: Yes. We believe yes. We do believe because of the $0.11 impact in the third quarter that when you look at this year, we will be slightly under our distribution, but we will make that up in the next year.

Fry: All right. Thank you.

Operator: Our next question will be coming from Ron Londe of AG Edwards.

Londe: Thanks. A lot of my questions have been asked already. But I'm just curious, what are you seeing right now from the standpoint of refinery turnarounds that might affect you, especially in the molten sulfur area? Do you see refineries coming back up now, or is there any refineries out there that are going to, you know, affect you in the fourth quarter.

R. Martin: In the molten sulfur area, I'll address that and then Scott can address a concern in some of the other products. But we've seen a couple refineries that we buy from have already come through their turnarounds, and right now we're seeing a pretty high utilization rates, run rates by the refineries that we buy the sulfur out of. It's been fairly consistent with our contracted-type volumes.



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S. Martin: This is Scott. On the refined products. Pretty similar, we have not seen the turnarounds heavy schedule that we do sometimes this time of year and don't anticipate any problems.

Londe: From the standpoint of fueling service boats for the Gulf, has that picked up substantially with the amount of repairs to pipelines and platforms out there?

S. Martin: This is Scott. Slightly, but our main focus is in the western Gulf of Mexico which wasn't affected that much by the hurricanes, or the damage. The eastern Gulf, definitely there's lots of construction activity and service work going on, and we're capturing a little of that but it's not substantial.

Londe: Okay. Thank you.

Operator: A reminder to participants. If you do have a question you may press "star" "1" on your telephone keypad. Our next question will be coming from John Tysseland of Raymond James & Associates.

Tysseland: Afternoon guys.

R. Martin: John.

Tysseland: If you could just go over, I guess, back on CF Martin, the CF Martin joint venture, and what operations look like there. I know it was interrupted for the quarter due to hurricanes, but on a normal basis do you expect things to recover back to maybe second quarter levels or do you think they're going to recover maybe back to levels that you saw in the first quarter, in the fourth.

R. Martin: I think easily tracked to the second quarter levels, let me look and see what those exactly were.

Tysseland: You had about $529,000 in earnings from there, and the first quarter have $362, in the second and then --

Bondurant: They're going to be more in line between -- around the second quarter.

Tysseland: Okay. What about distributions or I guess, cash flow coming out of that joint venture, what's your outlook there? Do you think that's going to change at all over the next couple quarters or maybe next year.

Bondurant: I think based upon our projections what we think, it should maintain at the level it is now. I don't see any bump for a little while, but likewise, I don't see any significant decrease either. So I feel like it should be in this area that it was this quarter.


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Tysseland: Okay. And then if you look at maintenance CAPEX next year, you said it was running a little bit high in '04. What are some of the reasons why it's running a little bit high this year and then what do you think is a good run rate for next year?

Bondurant: I believe that mainly that as I said earlier when I was giving my little presentation, it's mainly been in the marine transportation business. Increased steel costs have hurt and shipyard costs have been higher than expected, mainly in the labor area. I believe that when the year ends we'll be north of the $5 million -- I think we have talked in terms of $4 to $5 million for this year. I think we'll will be slightly north of the $5 million. Next year, however, based upon the number of vessels that will be dry docked,. I think we'll be at the lower end of the $4 to$ 5 million range that we've always talked about.

Tysseland: All right. Thanks guys.

Operator: Gentlemen, there are no further questions at this time. Do you have any closing comments?

R. Martin: I want to thank everybody for calling in today and we appreciate your questions. Thank you.

Operator: Thank you ladies and gentlemen, for your participation in today's teleconference. You may disconnect your lines at this time and have a wonderful day.



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